                                                                     EXHIBIT 4.1


                                      NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC") (55 WATER STREET, NEW YORK, NEW YORK), TO THE ISSUER HEREOF OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

REGISTERED NO.:                                        PRINCIPAL AMOUNT
                                                         $100,000,000
CUSIP NO.:  737415AH2

                           POST APARTMENT HOMES, L.P.
                               5.45% NOTE DUE 2012

      POST APARTMENT HOMES, L.P., a Georgia limited partnership (the "Issuer," which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or its registered assigns (the "Holder"), upon presentation, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000) on June 1, 2012 (the "Maturity Date"), and to pay interest on the outstanding principal amount thereon from May 31, 2005, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 of each year (each an "Interest Payment Date"), commencing December 1, 2005, and at the Stated Maturity, at the rate of 5.45% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, until the entire principal amount hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture (hereinafter defined), be paid to the person in whose name this Note (the "Note") is registered at the close of business on May 18 of each year (regardless of whether such day is a Business Day) for the June 1 Interest Payment Date and November 17 of each year (regardless of whether such day is a Business Day) for the December

1 Interest Payment Date (each a "Regular Record Date"). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days and not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payments of the principal and interest on this Note will be made at the office or agency of the Trustee (hereinafter defined) maintained for that purpose at c/o SunTrust Robinson Humphrey Capital Markets, 125 Broad Street, 3rd Floor, New York, New York 10004, or elsewhere as provided in the Indenture, in United States Dollars; provided, however, that at the option of the Issuer payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register kept for the Notes pursuant to Section 305 of the Indenture (the "Note Register") or (ii) transfer to an account of the Person entitled thereto located inside the United States. Payments of principal and interest in respect of this Note will be made by wire transfer of immediately available funds, in such coin or currency as at the time of payment is legal tender for the payment of public and private debts, so long as this Note is in global form as described in Section 203 of the Indenture. If this Note is not in global form, all such payments will be made by wire transfer of immediately available funds if the Holder hereof at the applicable record date shall have provided wire transfer instructions to the Trustee, received by the Trustee no later than 15 days prior to the applicable payment date, and otherwise payment shall be made in accordance with Section 307 of the Indenture. Such wire transfer instructions shall remain in effect until revoked in a writing received by the Trustee from the Holder hereof.

      This Note is one of a fully authorized issue of securities of the Issuer issued under an Indenture, dated as of September 15, 2000 (the "Indenture"), as supplemented by the First Supplemental Indenture between the Issuer and SunTrust Bank, (the "Trustee," which term includes any successor trustee under the Indenture with respect to the Notes), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated as the "5.45% Notes due 2012," limited in the aggregate principal amount to $100,000,000.

      The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Issuer, in each case, upon compliance by the Issuer with certain conditions set forth in the Indenture, which provisions apply to this Note.

      The Notes are redeemable, as a whole part or in part, at the option of the Issuer, at any time or from time to time, by mailing notice to the registered address of each Holder of such Notes at least 30 days but not more than 60 days prior to the redemption. The redemption prices

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will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on those securities discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 25 basis points. In either case, accrued interest will be paid to the date of redemption. On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Issuer defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Issuer will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

      In addition to the covenants of the Issuer contained in the Indenture, the Issuer makes the following covenants with respect to, and for the benefit of the Holders of, the Notes:

            Limitations On Incurrence of Debt. The Issuer will not, and will not permit a Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are Post Properties, Inc., a Georgia corporation (the "Company"), the Issuer and any Subsidiaries, but only so long as such Debt is held solely by any of the Company, the Issuer and any Subsidiary), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) Total Assets (as defined below) as of the end of the fiscal quarter covered in the Issuer's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Issuer's Total Assets is referred to as the "Adjusted Total Assets").

            In addition to the foregoing limitation on the incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Secured Debt other than intercompany Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Issuer and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

            In addition to the foregoing limitations on the incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt,

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      if the ratio of Consolidated Income Available for Debt Service to the
      Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) the incurrence of such Debt and any other Debt by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Issuer or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Issuer or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to net income and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period less than such four-quarter period shall be annualized for such four-quarter period.

      Debt shall be deemed to be "incurred" by the Issuer and its Subsidiaries on a consolidated basis whenever the Issuer and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

      Maintenance of Total Unencumbered Assets. The Issuer is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the outstanding Unsecured Debt of the Issuer.

      As used herein:

      "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Issuer and its Subsidiaries.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Issuer.

      "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal

Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Issuer and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles, and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

      "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of the Issuer and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

      "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Debt" of the Issuer or any Subsidiary means any indebtedness of the Issuer and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Issuer and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Issuer and its Subsidiaries as lessee which is reflected in the Issuer's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Issuer's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Issuer or any Subsidiary) (it being understood that Debt shall be deemed to

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be incurred by the Issuer and its Subsidiaries on a consolidated basis whenever the Issuer and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof); provided, however, that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with generally accepted accounting principles.

      "Reference Treasury Dealer" means Wachovia Capital Markets, LLC (or its affiliates which are primary treasury dealers), and its successor; provided that, if the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Issuer will substitute another Primary Treasury Dealer.

      "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealers and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealers, at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

      "Remaining Scheduled Payments" means, with respect to the Notes to be redeemed, the remaining scheduled payments of principal of and interest on those Notes that would be due after the related redemption date but for that redemption; provided, however, that if such redemption date is not an interest payment date with respect to the Notes to be redeemed, the amount of the next succeeding scheduled interest payment on those Notes will be reduced by the amount of interest accrued on such Notes to such redemption date.

      "Secured Debt" means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets.

      "Subsidiary" means (i) any corporation or other entity the majority of the shares of the voting and non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Issuer or Post GP Holdings, Inc., a Georgia corporation and the Issuer's general partner ("Post GP Holdings"), and (ii) any other entity (other than Post GP Holdings) the accounts of which are consolidated with the accounts of the Issuer.

      "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

      "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt, and (ii) all other assets of the Issuer and its Subsidiaries not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

      "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Unsecured Debt" means Debt of the Issuer or any Subsidiary that is not Secured Debt.

      If an Event of Default as defined in the Indenture with respect to the Notes shall occur and be continuing, the principal of, and premium, if any, on, the Notes may be declared, and upon such declaration shall become, due and payable in the manner and with the effect provided in the Indenture.

      As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or Trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

      Neither the Company, Post GP Holdings nor any other partner of the Issuer shall have any obligation or liability for payment of the Notes, and holders of the Notes will have no claims or other recourse against the Company, Post GP Holdings or any other partner of the Issuer, or against any assets of the Company, Post GP Holdings or any other partner of the Issuer, in respect of the Notes; and the holders of the Notes shall not have any right to enforce any obligation of a partner to make a contribution to the Issuer under any provision of the Agreement of Limited Partnership. Neither the Company, Post GP Holdings nor any other partner of the Issuer nor any of their respective assets shall be subject to any lien, levy, execution or any other enforcement procedure relating directly or indirectly to the Notes or any obligations hereunder; provided, however, that in the event of a dissolution of the Issuer, any assets of the Issuer that are received by the Company or Post GP Holdings in such dissolution shall be subject to the claims of the holders of the Notes for the enforcement of payment thereof.

      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any
Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

      No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on, this Note at the times, place and rate, and in the coin or currency, herein prescribed.

      As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in any Place of Payment where the principal of, premium, if any, and interest on, this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar for the Notes duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereon one or more Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

      The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

      No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

      All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

      THE INDENTURE AND THE NOTES INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW.

      Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused "CUSIP" numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

      Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

      IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under this corporate seal this 31st day of May, 2005.

                                     POST APARTMENT HOMES, L.P.

                                     By: Post GP Holdings, Inc.
                                           as General Partner

                                         By:_________________________
                                            Christopher J. Papa
                                            Executive Vice President and
                                            Chief Financial Officer

Attest:
__________________________________
Sherry W. Cohen
Executive Vice President and Secretary

[SEAL]

TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

      This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

SUNTRUST BANK, as Trustee

By:________________________
   Authorized Officer

By:________________________
   Authorized Officer

                                 ASSIGNMENT FORM

                   FOR VALUE RECEIVED, the undersigned hereby
                         sells, assigns and transfers to

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBERS OF ASSIGNS

__________________________________________________________________

____________________________________________________________________________
(Please Print or Typewrite Name and Address Including Zip Code of Assignee

____________________________________________________________________________

the within Note of Post Apartment Homes, L.P. and __________________________ hereby does irrevocably constitute and appoint

____________________________________________________________________________
Attorney to transfer said Note on the books of the within-named Trust with Full power of substitution in the premises.

Dated:_______________                           ____________________________

                                                ____________________________

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

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